EXHIBIT 99.1
Spirit Airlines Reports December 2014 Traffic

MIRAMAR, FL (January 8, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for December 2014.

Traffic (revenue passenger miles) in December 2014 increased 17.7 percent versus December 2013 on a capacity (available seat miles) increase of 20.1 percent. Load factor for December 2014 was 86.1 percent, a decrease of 1.8 points compared to December 2013. Spirit's preliminary completion factor for December 2014 was 99.6 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended December 31, 2014 and 2013.

	December 2014	December 2013	Change
Revenue passenger miles (RPMs) (000)	1,316,275	1,118,119	17.7%
Available seat miles (ASMs) (000)	1,528,382	1,272,607	20.1%
Load factor	86.1%	87.9%	(1.8) pts
Passenger flight segments	1,308,275	1,111,208	17.7%
Average stage length (miles)	994	1,008	(1.4)%
Total departures	9,382	7,883	19.0%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	14,159,860	12,001,088	18.0%
Available seat miles (ASMs) (000)	16,340,142	13,861,393	17.9%
Load factor	86.7%	86.6%	0.1 pts
Passenger flight segments	14,293,703	12,413,812	15.1%
Average stage length (miles)	980	958	2.3%
Total departures	102,594	90,284	13.6%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 310 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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